FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com

MAKEMUSIC, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS
19% Increase in SmartMusic Subscription Revenue
12% Increase in Total Revenue

Minneapolis — August 3, 2007 — MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the three months and six months ended June 30, 2007. Net revenues for the three and six months ended June 30, 2007 were $2,403,000 and $5,674,000, a 12% and 8% increase respectively, compared to $2,147,000 and $5,235,000 for the same periods last year. We also announced for the three and six months ended June 30, 2007 a net loss of $705,000 and $869,000, or $(0.17) and $(0.22) per basic and diluted share, respectively. These results represent an improvement over the reported net loss of $714,000 and $1,024,000, or $(0.18) and $(0.26) per basic and diluted shares, respectively, for the same periods last year.
The increase in net revenue during the second quarter and first half of the year was primarily attributable to continued growth in SmartMusic® revenue as well as continued strong performances from our Allegro® and PrintMusic® products. SmartMusic revenue includes revenue from SmartMusic subscriptions and accessories related to the SmartMusic product. Total SmartMusic revenue increased by $99,000, or 21%, to $571,000 for the three months ended June 30, 2007 compared to same period in 2006. Total SmartMusic revenue for the six-month period ended June 30, 2007 increased by $220,000, or 23%, compared to the first six months in 2006. As disclosed in our Annual Report on Form 10-KSB, we were anticipating the release of SmartMusic 10.0 and SmartMusic Impact™ in early 2007. We released these products in April and expect that they will result in continued growth in revenue beginning Fall of 2007 with back-to-school teacher purchases.
The SmartMusic subscription service continues to show steady growth and represents an increasing share of net revenue. Subscription revenue was $456,000 for the three months ended June 30, 2007, a 19%
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MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2007

increase over subscription revenue of $382,000 during the same period in 2006. Subscription revenue was $937,000 for the six months ended June 30, 2007, a 27% increase over subscription revenue of $743,000 during the same period in 2006. As of June 30, 2007, MakeMusic had 61,028 active SmartMusic subscriptions, a 24% increase over the 49,182 active subscriptions as of June 30, 2006. Total schools using SmartMusic reached 6,205 as of June 30, 2007 compared to 5,178 as of June 30, 2006. Additionally, with the release of SmartMusic 10.0 and SmartMusic Impact in April 2007, we began tracking and reporting Impact Teachers. Impact Teachers are teachers using SmartMusic 10.0 who have issued assignments to 50 or more students. After six weeks since the introduction of Impact during the final weeks of the school year, we closed the quarter with 26 Impact Teachers, and the average number of student subscriptions per Impact Teacher was 29.
Notation revenue increased by $150,000 to $1,748,000 when comparing the three-month periods ended June, 2007 and 2006, and increased by $198,000 to $4,302,000 when comparing the six-month periods ended June 30, 2007 and 2006.
Gross profit for the three-month period ended June 30, 2007 increased by $195,000 to $1,993,000 compared to the three months ended June 30, 2006, and improved by $399,000 to $4,867,000 for the six months ended June 30, 2007 compared to the same period in 2006. The increase in gross profit for the three and six months ended June 30, 2007 is due to the increase in revenues and a slightly higher gross margin percentage.
Operating expenses for the three-and six-month periods ended June 30, 2007 were $2,723,000, and $5,792,000, respectively, a 7% and 5% increase from $2,544,000 and $5,537,000 for the same periods last year, respectively. Development expenses for the three and six months ended June 30, 2007 increased by $192,000 and $282,000, respectively, when compared to the same periods last year. Development expenses continue to increase as we expand our SmartMusic repertoire and invest in the implementation of our new SmartMusic Impact product. Sales and marketing expenses remained mostly flat for the quarter but decreased by $76,000 for the first half of 2007 compared to the same period last year. General and administrative expenses for the quarter decreased by $27,000 but increased by $49,000 for the first half of 2007 compared to the quarter and six months last year. General and administrative expenses increased for the first half mainly due to our Sarbanes-Oxley 404 implementation and consulting expenses relating to FIN48 adoption.
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MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2007

During the six-month period ended June 30, 2007 we used $131,000 of cash in operating activities compared to $443,000 in the comparable period of 2006. The improvements in cash used in 2007 compared to the same periods in 2006 are primarily a result of the reduction in net loss for the periods and significantly improved cash collections resulting in reduced accounts receivable.
“We continued our positive revenue growth in the second quarter as a result of expansion of our SmartMusic subscription base and sustained increases in notation revenue,” said John Paulson, CEO. “We plan to implement a direct SmartMusic sales strategy in the third quarter of 2007, in which we will introduce school district level pricing, increase our sales staff to focus on district sales, and initiate lead generation marketing. Our increased investment in repertoire development is focused on building a persuasive band solution to ensure we have the content music educators require in their band programs. Significant choral and orchestra titles will then be added. As a result of these investments, we anticipate continued growth of SmartMusic subscriptions.”
About MakeMusic, Inc.
MakeMusic®, Inc. is a leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, a best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and an interactive library of more than 30,000 professionally performed and recorded accompaniments. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our belief that SmartMusic revenue and subscriptions will continue to grow and our plans to implement a direct SmartMusic sales strategy in the third quarter of 2007, hire sales agents focused on district sales, initiate lead generation marketing, and increase our investment in repertoire development. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, our inability to successfully and efficiently track teachers using SmartMusic and Impact, fluctuations in general economic conditions, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		6 Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Notation Revenue	1,748	1,598	4,302	4,104
Smart Music Revenue	571	472	1,158	938
Other Revenue	84	77	214	193

NET REVENUE	2,403	2,147	5,674	5,235

COST OF REVENUES	410	349	807	767

GROSS PROFIT	1,993	1,798	4,867	4,468

OPERATING EXPENSES:
Development expenses	1,026	834	2,004	1,722
Selling and marketing expenses	871	857	1,961	2,037
General and administrative expenses	826	853	1,827	1,778

Total operating expenses	2,723	2,544	5,792	5,537

LOSS FROM OPERATIONS	(730)	(746)	(925)	(1,069)

Interest Income	33	32	66	51
Interest Expense	(8)	0	(9)	0
Other income (expense)	0	0	0	1

Net loss before income tax	(705)	(714)	(868)	(1,017)

Income tax	0	0	1	7

Net loss	(705)	(714)	(869)	(1,024)

Loss per common share:
Basic	(0.17)	(0.18)	(0.22)	(0.26)
Diluted	(0.17)	(0.18)	(0.22)	(0.26)

Weighted average common shares outstanding:
Basic	4,109,392	3,910,490	4,074,962	3,899,360
Diluted	4,109,392	3,910,490	4,074,962	3,899,360
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MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars)

	June 30,	December 31,
	2007	2006
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$3,084	$3,130
Accounts receivable (net of allowance of $126 and $149 in 2007 and 2006, respectively)	957	1,664
Inventories	397	347
Prepaid expenses and other current assets	113	199

Total current assets	4,551	5,340

Property and equipment, net	819	663
Capitalized software products, net	1,127	954
Goodwill, net	3,630	3,630
Other non-current assets	25	39

Total assets	10,152	10,626

Liabilities and shareholders’ equity
Current liabilities:
Current portion of capital lease obligations	55	10
Accounts payable	231	507
Accrued compensation	1,001	1,066
Other accrued liabilities	64	254
Post contract support	181	181
Reserve for product returns	507	429
Current portion of deferred rent	26	25
Deferred revenue	1,199	1,199

Total current liabilities	3,264	3,671

Capital lease obligations, net of current portion	161	15
Deferred rent, net of current portion	82	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,119,522 and 3,971,229 in 2007 and 2006, respectively	41	40
Additional paid-in capital	63,565	62,896
Accumulated deficit	(56,961)	(56,092)

Total shareholders’ equity	6,645	6,844

Total liabilities and shareholders’ equity	$10,152	$10,626

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MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	6 Months	6 Months
	Ended	Ended
	June 2007	June 2006
Operating activities
Net loss	(869)	(1,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, equipment and capitalized software	289	173
Issuance of options and warrants for services	161	171
Net change in assets and liabilities:
Accounts receivable	707	176
Inventories	(50)	126
Prepaid expenses and other assets	97	43
Accounts payable	(277)	(226)
Accrued liabilities and product returns	(189)	89
Deferred revenue	0	29

Net cash used in operating activities	(131)	(443)

Net cash used in investing activities
Purchases of property & equipment	(107)	(396)
Capitalized development and other intangibles	(305)	(217)

Net cash used in investing activities	(412)	(613)

Net cash provided by financing activities
Proceeds from stock options & warrants exercised	509	121
Payments on long-term debt and capital leases	(12)	(3)

Net cash provided by financing activities	497	118

Net decrease in cash and cash equivalents	(46)	(938)
Cash and cash equivalents, beginning of period	3,130	2,952

Cash and cash equivalents, end of period	3,084	2,014

Supplemental disclosure of cash flow information
Interest paid	8	0
Income taxes paid	0	7

Other non-cash investment and financing activities
Equipment acquired under capital lease	203	0
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